EXHIBIT 99
Restaurant Brands International Inc. Reports Full Year and Fourth Quarter 2021 Results
Global fourth quarter system-wide sales grow 14% year-over-year
Fourth quarter comparable sales improve sequentially across all brands, including at Tim Hortons Canada and Burger King U.S.
Global digital sales up over 65% year-over-year to $10 billion in 2021, representing nearly 30% of system-wide sales
Restaurant growth returns to over 1,200 units with Tim Hortons and Popeyes gaining traction internationally
RBI returns $1.5 billion of capital to shareholders in 2021, acquires Firehouse Subs and increases target dividend for 2022

Toronto, Ontario – February 15, 2022 – Restaurant Brands International Inc. (“RBI”) (TSX/NYSE: QSR, TSX: QSP) today reported financial results for the full year and fourth quarter ended December 31, 2021.

José Cil, Chief Executive Officer of RBI commented, “I’m proud of the strong performance our brands delivered as we closed out 2021. During the quarter, we saw sequential improvements in each brand and around the world, including notable growth at Tim Hortons Canada and Burger King U.S.”

Cil continued, “Two areas of particular strength across our business have been in digital sales and restaurant growth. Our digital investments have been embraced by our guests, with global digital sales reaching $10 billion in 2021, up from $6 billion in 2020 and now representing about 30% of our global system-wide sales. In addition, our strong global network of franchisees and our development team opened over 1,200 net new restaurants, representing the highest levels of restaurant growth at Tim Hortons and Popeyes in recent history.”

“Our growth throughout 2021 resulted in strong free cash flow, allowing us to make important investments in our business while returning over $1.5 billion of capital to shareholders and acquiring a new restaurant brand in Firehouse Subs. I am excited for what lies ahead for our family of four iconic brands and am confident in the strength of our team, our franchisees and our strategies to drive long-term growth and value creation,” concluded Cil.

2021 Highlights:
•System-wide Sales Growth of 13.8%
•Net Restaurant Growth of 4.5%
•Diluted EPS of $2.69 versus $1.60 in prior year
•Adjusted Diluted EPS of $2.82 versus $2.03 in prior year
•Net Income Attributable to Common Shareholders and Noncontrolling Interests of $1,249 million versus $748 million in prior year
•Adjusted EBITDA of $2,248 million increased 17.1% organically versus the prior year
•Net Cash Provided by Operating Activities of $1,726 million and Free Cash Flow of $1,620 million
•Returned $1,525 million of capital to shareholders through Dividends and open market Share Repurchases
•Acquired Firehouse Subs on December 15, 2021

Dividend Update:
•RBI announced that its board of directors declared a dividend of $0.54 per common share and partnership exchangeable unit of Restaurant Brands International Limited Partnership (“RBI LP”) for Q1 of 2022
•In connection with the declared dividend, RBI also announced that it is targeting a total of $2.16 in dividends per common share and partnership exchangeable unit of RBI LP for 2022

Consolidated Operational Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
System-wide Sales Growth
TH	14.0%	(12.9)%	12.5%	(17.5)%
BK	15.4%	(8.1)%	15.9%	(11.1)%
PLK	7.2%	(0.9)%	7.3%	17.7%
Consolidated (a)	13.8%	(8.0)%	13.8%	(8.6)%
Firehouse Subs (b)	18.1%	10.8%	25.1%	1.8%
System-wide Sales (in US$ millions)
TH	$1,736	$1,478	$6,526	$5,488
BK	$6,182	$5,428	$23,450	$20,038
PLK	$1,397	$1,307	$5,519	$5,143
Consolidated (a)	$9,315	$8,213	$35,495	$30,669
Firehouse Subs (b)	$273	$231	$1,091	$872
Net Restaurant Growth
TH	6.9%	0.3%	6.9%	0.3%
BK	3.3%	(1.1)%	3.3%	(1.1)%
PLK	7.4%	4.1%	7.4%	4.1%
Consolidated (a)	4.5%	(0.2)%	4.5%	(0.2)%
Firehouse Subs (b)	1.6%	0.7%	1.6%	0.7%
System Restaurant Count at Period End
TH	5,291	4,949	5,291	4,949
BK	19,247	18,625	19,247	18,625
PLK	3,705	3,451	3,705	3,451
FHS	1,213	—	1,213	—
Consolidated	29,456	27,025	29,456	27,025
Firehouse Subs (b)	—	1,194	—	1,194
Comparable Sales
TH	10.3%	(11.0)%	10.6%	(15.7)%
BK	11.3%	(7.9)%	9.3%	(7.9)%
PLK	(0.4)%	(5.8)%	(0.4)%	13.8%
Firehouse Subs (b)	14.7%	8.5%	20.9%	(0.2)%
(a) Consolidated system-wide sales growth, consolidated system-wide sales and consolidated net restaurant growth do not include the results of Firehouse Subs for all of the periods presented.
(b) Firehouse Subs figures are shown for informational purposes, consistent with its fiscal calendar.

Note: System-wide sales growth and comparable sales are calculated on a constant currency basis and include sales at franchise restaurants and company-owned restaurants. System-wide sales are driven by sales at franchise restaurants, as approximately 100% of current restaurants are franchised. We do not record franchise sales as revenues; however, our royalty revenues and advertising fund contributions are calculated based on a percentage of franchise sales. Additionally, if a restaurant is closed for a significant portion of a month, the restaurant is excluded from the monthly comparable sales calculation.

Consolidated Financial Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions, except per share data)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Total Revenues	$1,546	$1,358	$5,739	$4,968
Net Income Attributable to Common Shareholders and Noncontrolling Interests	$261	$138	$1,249	$748
Diluted Earnings per Share	$0.57	$0.30	$2.69	$1.60

TH Adjusted EBITDA(1)	$259	$229	$997	$823
BK Adjusted EBITDA(1)	$266	$218	$1,021	$823
PLK Adjusted EBITDA(1)	$57	$54	$228	$218
FHS Adjusted EBITDA(1)	$2	$—	$2	$—
Adjusted EBITDA(2)	$584	$501	$2,248	$1,864

Adjusted Net Income(2)	$340	$247	$1,308	$948
Adjusted Diluted Earnings per Share(2)	$0.74	$0.53	$2.82	$2.03

	As of December 31,
	2021	2020
	(unaudited)
Net cash provided by operating activities	$1,726	$921
Net cash used for investing activities	$(1,103)	$(79)
Net cash used for financing activities	$(1,093)	$(821)

Free Cash Flow(2)	$1,620	$804
Net Debt	$12,396	$11,418
Net Leverage(2)	5.5x	6.1x

(1)TH Adjusted EBITDA, BK Adjusted EBITDA, PLK Adjusted EBITDA, and FHS Adjusted EBITDA are our measures of segment profitability.
(2)Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share, Free Cash Flow, and Net Leverage are non-GAAP financial measures. Please refer to "Non-GAAP Financial Measures" for further detail.

As a result of the acquisition of Firehouse Subs, we have four operating segments: Tim Hortons (TH), Burger King (BK), Popeyes Louisiana Kitchen (PLK) and Firehouse Subs (FHS). Our financial results and operational highlights will be disclosed based on these segments each quarter. RBI financial results for the full year and fourth quarter of 2021 include the financial results of Firehouse Subs from the acquisition date of December 15, 2021 through December 26, 2021, the fiscal year end for FHS. We will provide more information on the Firehouse Subs segment once it has been included for a full quarter.

The year-over-year changes in Total Revenues on an as reported basis and on an organic basis for the full year and fourth quarter were primarily driven by an increase in system-wide sales at Tim Hortons, Burger King and Popeyes. System-wide sales were more severely impacted by COVID 19 (defined below) during the three and twelve months ended December 31, 2020 than in the same period in 2021. Favorable FX movements also contributed to the year-over-year increase in Total Revenues on an as reported basis.

The increase in Net Income Attributable to Common Shareholders and Noncontrolling Interests for the full year was primarily driven by increases in segment income in our BK and TH segments, a favorable change in the results from other operating expenses (income), net, and a decrease in loss on early extinguishment of debt, partially offset by an increase in income tax expense and transaction costs in connection with the Firehouse Subs acquisition.

The increase in Net Income Attributable to Common Shareholders and Noncontrolling Interests for the fourth quarter was primarily driven by increases in segment income in our BK and TH segments, the nonrecurring loss on early extinguishment of debt, partially offset by an increase in income tax expense and transaction costs in connection with the Firehouse Subs acquisition.

The year-over year changes in Adjusted EBITDA on an as reported and on an organic basis for the full year and fourth quarter were primarily driven by increases in Tim Hortons and Burger King Adjusted EBITDA.

The year-over-year increase in Adjusted Net Income for the full year and fourth quarter was primarily driven by the increase in Adjusted EBITDA in our TH and BK brands and a decrease in adjusted interest expense, partially offset by an increase in share-based compensation and non-cash incentive compensation.

COVID-19

The global crisis resulting from the spread of coronavirus (“COVID-19”) impacted our global restaurant operations for the three and twelve months ended December 31, 2021 and 2020.

While the impact of COVID-19 on system-wide sales growth, system-wide sales, comparable sales and net restaurant growth was significant for the three and twelve months ended December 31, 2020, in the 2021 periods these metrics were affected to a lesser extent, with variations among brands and regions. During 2020 and 2021, substantially all TH, BK and PLK restaurants remained open, some with limited operations, such as drive-thru, takeout and delivery (where applicable), reduced, if any, dine-in capacity, and/or restrictions on hours of operation. Certain markets periodically required temporary closures while implementing government mandated lockdown orders. While most regions have eased restrictions since the initial lockdowns, increases in cases and new variants have caused certain markets to re-impose temporary restrictions as a result of government mandates. We expect local conditions to continue to dictate limitations on restaurant operations, capacity, and hours of operation.

During the three and twelve months ended December 31, 2021, COVID-19 contributed to labor challenges, which in some regions resulted in reduced operating hours and service modes at select restaurants as well as supply chain pressures.

With the pandemic affecting consumer behavior, the importance of digital sales, including delivery, has grown. We expect to continue to support enhancements of our digital and marketing capabilities. While we do not know the full future impact COVID-19 will have on our business, we expect to see a continued impact from COVID-19 on our results in 2022.

Reclassification of Advertising Revenues and Expenses and changes to Statements of Cash Flows
Certain prior year amounts in the statement of operations and accompanying segment results have been reclassified in order to be comparable with the current year classifications. These consist of the quarter and year to date December 31, 2020 reclassification of advertising fund contributions from Franchise and property revenues to Advertising revenues and advertising fund expenses from Selling, general and administrative expenses to Advertising expenses, with General and administrative expenses now presented separately. Depreciation and amortization expenses related to the advertising funds have also been reclassified from Franchise and property expenses to Advertising expenses. These reclassifications did not arise as a result of any changes to accounting policies and relate entirely to presentation with no effect on previously reported net income.

Share-based compensation expense in the statements of cash flows has been updated to include non-cash incentive compensation expense previously reflected in other accrued liabilities and gift card liability.

TH Segment Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions)	2021	2020	2021	2020
	(unaudited)		(unaudited)
System-wide Sales Growth	14.0%	(12.9)%	12.5%	(17.5)%
System-wide Sales	$1,736	$1,478	$6,526	$5,488
Comparable Sales	10.3%	(11.0)%	10.6%	(15.7)%

Net Restaurant Growth	6.9%	0.3%	6.9%	0.3%
System Restaurant Count at Period End	5,291	4,949	5,291	4,949

Sales	$628	$531	$2,249	$1,876
Franchise and Property Revenues	$225	$198	$864	$745
Advertising Revenues	$63	$53	$229	$189
Total Revenues	$916	$782	$3,342	$2,810

Cost of Sales	$499	$423	$1,765	$1,484
Franchise and Property Expenses	$86	$86	$337	$328
Advertising Expenses	$80	$50	$277	$204
Segment G&A	$33	$28	$110	$93
Segment Depreciation and Amortization	$32	$31	$126	$113
Adjusted EBITDA(1)(3)	$259	$229	$997	$823

(3)TH Adjusted EBITDA includes $8 million and $3 million of cash distributions received from equity method investments for the three months ended December 31, 2021 and 2020, respectively. TH Adjusted EBITDA includes $17 million and $9 million of cash distributions received from equity method investments for the twelve months ended December 31, 2021 and 2020, respectively.

For the full year and fourth quarter, the increase in system-wide sales was primarily driven by comparable sales of 10.6% and 10.3%, respectively, including Canada comparable sales of 10.8% and 11.3%, respectively, and net restaurant growth of 6.9%.

The year-over-year increase in Total Revenues for the full year and fourth quarter on an as reported and on an organic basis was primarily driven by the increase in system-wide sales. This increase in Total Revenues was also driven by favorable FX movements on an as reported basis.

The year-over-year increase in Adjusted EBITDA for the full year and fourth quarter on an as reported and on an organic basis was primarily driven by an increase in system-wide sales and cash distributions received from equity method investments, partially offset by the net impact of corporate marketing support in Canada and an increase in Segment G&A. This increase in Adjusted EBITDA was also driven by favorable FX movements on an as reported basis.

BK Segment Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions)	2021	2020	2021	2020
	(unaudited)		(unaudited)
System-wide Sales Growth	15.4%	(8.1)%	15.9%	(11.1)%
System-wide Sales	$6,182	$5,428	$23,450	$20,038
Comparable Sales	11.3%	(7.9)%	9.3%	(7.9)%

Net Restaurant Growth	3.3%	(1.1)%	3.3%	(1.1)%
System Restaurant Count at Period End	19,247	18,625	19,247	18,625

Sales	$15	$15	$64	$64
Franchise and Property Revenues	$351	$302	$1,301	$1,113
Advertising Revenues	$114	$117	$448	$425
Total Revenues	$480	$434	$1,813	$1,602

Cost of Sales	$17	$16	$66	$65
Franchise and Property Expenses	$42	$47	$142	$176
Advertising Expenses	$113	$124	$450	$442
Segment G&A	$57	$42	$185	$146
Segment Depreciation and Amortization	$12	$12	$48	$49
Adjusted EBITDA(1)(4)	$266	$218	$1,021	$823

(4)BK Adjusted EBITDA includes $4 million of cash distributions received from equity method investments for the three and twelve months ended December 31, 2021. No significant cash distributions were received during 2020.

For the full year and fourth quarter, the increase in system-wide sales was driven by comparable sales of 9.3% and 11.3%, respectively, including rest of the world comparable sales of 13.6% for the full year and 19.4% for the fourth quarter and US comparable sales of 4.7% for the full year and 1.8% for the fourth quarter, as well as a decrease in the impact of temporary closures of certain restaurants related to the COVID-19 pandemic, and net restaurant growth of 3.3%.

The year-over-year increase in Total Revenues for the full year and fourth quarter on an as reported and on an organic basis was primarily driven by the increase in system-wide sales. This increase in Total Revenues for the full year was also driven by favorable FX movements on an as reported basis.

The year-over-year change in Adjusted EBITDA for the full year on an as reported and on an organic basis was primarily driven by the increase in system-wide sales, cash distributions received from equity method investments and franchise fees, and bad debt recoveries in the current year compared to bad debt expense in the prior year, partially offset by an increase in Segment G&A. This increase in Adjusted EBITDA was also driven by favorable FX movements for the full year on an as reported basis.

The year-over-year change in Adjusted EBITDA for the fourth quarter on an as reported and on an organic basis was primarily driven by the increase in system-wide sales, cash distributions received from equity method investments and franchise fees, and a decrease in bad debt expense, partially offset by an increase in Segment G&A. This increase in Adjusted EBITDA was also partially offset by unfavorable FX movements for the fourth quarter on an as reported basis.

PLK Segment Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions)	2021	2020	2021		2020
	(unaudited)		(unaudited)
System-wide Sales Growth	7.2%	(0.9)%		7.3%	17.7%
System-wide Sales	$1,397	$1,307		$5,519	$5,143
Comparable Sales	(0.4)%	(5.8)%		(0.4)%	13.8%

Net Restaurant Growth	7.4%	4.1%		7.4%	4.1%
System Restaurant Count at Period End	3,705	3,451		3,705	3,451

Sales	$16	$17		$64	$73
Franchise and Property Revenues	$71	$69		$283	$263
Advertising Revenues	$58	$56		$232	$220
Total Revenues	$145	$142	$142.0	579	$556

Cost of Sales	$15	$15		$58	$61
Franchise and Property Expenses	$2	$2		$9	$11
Advertising Expenses	$58	$58		$235	$224
Segment G&A	$14	$14		$56	$49
Segment Depreciation and Amortization	$2	$2		$7	$8
Adjusted EBITDA(1)	$57	$54		$228	$218

For the full year and fourth quarter, the increase in system-wide sales was driven by net restaurant growth of 7.4%, partially offset by a decrease in comparable sales of (0.4)% for the full year and fourth quarter, including a decrease in US comparable sales of (2.0)% and (1.8)%, for the full year and fourth quarter, respectively.

The year-over-year increase in Total Revenues and Adjusted EBITDA for the full year and fourth quarter on an as reported and on an organic basis was primarily driven by the increase in system-wide sales.

Cash and Liquidity

As of December 31, 2021, total debt was $13.5 billion, and net debt (total debt less cash and cash equivalents of $1.1 billion) was $12.4 billion, and net leverage was 5.5x. During the fourth quarter we increased our senior secured term loan A facility to $1,250 million to finance the acquisition of Firehouse Subs and extended the maturity date of our senior secured term loan A facility and our senior secured revolving credit facility from October 7, 2024 to December 13, 2026. During the fourth quarter we also repurchased 6.4 million RBI common shares for $369 million under our $1 billion share repurchase program and as of December 31, 2021 had $449 million remaining under the authorization.

The RBI board of directors has declared a dividend of $0.54 per common share and partnership exchangeable unit of RBI LP for the first quarter of 2022. The dividend will be payable on April 6, 2022 to shareholders and unitholders of record at the close of business on March 23, 2022. In connection with the declared dividend, RBI also announced that it is targeting a total of $2.16 in dividends per common share and partnership exchangeable unit of RBI LP for 2022.

Investor Conference Call
We will host an investor conference call and webcast at 8:30 a.m. Eastern Time on Tuesday, February 15, 2022, to review financial results for the full year and fourth quarter ended December 31, 2021. The earnings call will be broadcast live via our investor relations website at http://investor.rbi.com and a replay will be available for 30 days following the release. The dial-in number is (877) 317-6711 for U.S. callers, (866) 450-4696 for Canadian callers, and (412) 317-5475 for callers from other countries.

Contacts

Investors: investor@rbi.com
Media: media@rbi.com

About Restaurant Brands International Inc.

Restaurant Brands International Inc. (“RBI”) is one of the world’s largest quick service restaurant companies with approximately $35 billion in annual system-wide sales and over 29,000 restaurants in more than 100 countries. RBI owns four of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES®, and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees and communities for decades. Through its Restaurant Brands for Good framework, RBI is improving sustainable outcomes related to its food, the planet, and people and communities. To learn more about RBI, please visit the company’s website at www.rbi.com.

Forward-Looking Statements

This press release contains certain forward-looking statements and information, which reflect management's current beliefs and expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. These forward-looking statements include statements about our expectations regarding the effects and continued impact of the COVID-19 pandemic on our results of operations, business, liquidity, prospects and restaurant operations and those of our franchisees, including local conditions and government-imposed limitations and restrictions, and our ability to continue to navigate the impact of the pandemic, our ability to continue to sign partnerships globally and accelerate future growth, our ability to drive long-term growth and value creation, our increased target dividend for 2022, our investments in digital and marketing initiatives and our ability to continue to return capital to our shareholders through dividends and share repurchases. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the Securities and Exchange Commission and applicable Canadian securities regulatory authorities, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: risks related to unforeseen events such as pandemics; risks related to supply chain; risks related to ownership and leasing of properties; risks related to our franchisees financial stability and their ability to access and maintain the liquidity necessary to operate their business; risks related to RBI’s ability to successfully implement its domestic and international growth strategy and risks related to its international operations; risks related to RBI’s ability to compete domestically and internationally in an intensely competitive industry; risks related to technology; and changes in applicable tax and other laws and regulations or interpretations thereof. Other than as required under U.S. federal securities laws or Canadian securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, change in expectations or otherwise.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues:
Sales	$660	$563	$2,378	$2,013
Franchise and property revenues	651	569	2,452	2,121
Advertising revenues	235	226	909	834
Total revenues	1,546	1,358	5,739	4,968
Operating costs and expenses:
Cost of sales	532	454	1,890	1,610
Franchise and property expenses	131	135	489	515
Advertising expenses	251	232	962	870
General and administrative expenses	167	115	508	407
(Income) loss from equity method investments	(8)	3	4	39
Other operating expenses (income), net	57	46	7	105
Total operating costs and expenses	1,130	985	3,860	3,546
Income from operations	416	373	1,879	1,422
Interest expense, net	127	132	505	508
Loss on early extinguishment of debt	—	98	11	98
Income before income taxes	289	143	1,363	816
Income tax expense	27	4	110	66
Net income	262	139	1,253	750
Net income attributable to noncontrolling interests	83	48	415	264
Net income attributable to common shareholders	$179	$91	$838	$486
Earnings per common share:
Basic	$0.57	$0.30	$2.71	$1.61
Diluted	$0.57	$0.30	$2.69	$1.60
Weighted average shares outstanding (in millions):
Basic	313	304	310	302
Diluted	462	464	464	468
Cash dividends declared per common share	$0.53	$0.52	$2.12	$2.08

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	As of
	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,087	$1,560
Accounts and notes receivable, net of allowance of $18 and $42, respectively	547	536
Inventories, net	96	96
Prepaids and other current assets	86	72
Total current assets	1,816	2,264
Property and equipment, net of accumulated depreciation and amortization of $979 and $879, respectively	2,035	2,031
Operating lease assets, net	1,130	1,152
Intangible assets, net	11,417	10,701
Goodwill	6,006	5,739
Net investment in property leased to franchisees	80	66
Other assets, net	762	824
Total assets	$23,246	$22,777
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$614	$464
Other accrued liabilities	947	835
Gift card liability	221	191
Current portion of long-term debt and finance leases	96	111
Total current liabilities	1,878	1,601
Long-term debt, net of current portion	12,916	12,397
Finance leases, net of current portion	333	315
Operating lease liabilities, net of current portion	1,070	1,082
Other liabilities, net	1,822	2,236
Deferred income taxes, net	1,374	1,425
Total liabilities	19,393	19,056
Commitments and contingencies
Shareholders’ equity:
Common shares, no par value; unlimited shares authorized at December 31, 2021 and December 31, 2020; 309,025,068 shares issued and outstanding at December 31, 2021; 304,718,749 shares issued and outstanding at December 31, 2020	2,156	2,399
Retained earnings	791	622
Accumulated other comprehensive income (loss)	(710)	(854)
Total Restaurant Brands International Inc. shareholders’ equity	2,237	2,167
Noncontrolling interests	1,616	1,554
Total shareholders’ equity	3,853	3,721
Total liabilities and shareholders’ equity	$23,246	$22,777

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Twelve Months Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$1,253	$750
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	201	189
Premiums paid and non-cash loss on early extinguishment of debt	11	97
Amortization of deferred financing costs and debt issuance discount	27	26
(Income) loss from equity method investments	4	39
Loss (gain) on remeasurement of foreign denominated transactions	(76)	100
Net (gains) losses on derivatives	87	32
Share-based compensation and non-cash incentive compensation expense	102	84
Deferred income taxes	(5)	(208)
Other	(16)	28
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Accounts and notes receivable	8	(30)
Inventories and prepaids and other current assets	12	(10)
Accounts and drafts payable	149	(183)
Other accrued liabilities and gift card liability	67	6
Tenant inducements paid to franchisees	(20)	(22)
Other long-term assets and liabilities	(78)	23
Net cash provided by operating activities	1,726	921
Cash flows from investing activities:
Payments for property and equipment	(106)	(117)
Net proceeds from disposal of assets, restaurant closures and refranchisings	16	12
Net payment for purchase of Firehouse Subs, net of cash acquired	(1,004)	—
Settlement/sale of derivatives, net	5	33
Other investing activities, net	(14)	(7)
Net cash used for investing activities	(1,103)	(79)
Cash flows from financing activities:
Proceeds from revolving line of credit and long-term debt	1,335	5,235
Repayments of revolving line of credit, long-term debt and finance leases	(889)	(4,708)
Payment of financing costs	(19)	(43)
Payment of dividends on common shares and distributions on Partnership exchangeable units	(974)	(959)
Repurchase of Partnership exchangeable units	—	(380)
Repurchase of common shares	(551)	—
Proceeds from stock option exercises	60	82
(Payments) proceeds from derivatives	(51)	(46)
Other financing activities, net	(4)	(2)
Net cash used for financing activities	(1,093)	(821)
Effect of exchange rates on cash and cash equivalents	(3)	6
Increase (decrease) in cash and cash equivalents	(473)	27
Cash and cash equivalents at beginning of period	1,560	1,533
Cash and cash equivalents at end of period	$1,087	$1,560
Supplemental cash flow disclosures:
Interest paid	$404	$463
Income taxes paid	$256	$267

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Key Operating Metrics
We evaluate our restaurants and assess our business based on the following operating metrics.

System-wide sales growth refers to the percentage change in sales at all franchise restaurants and Company restaurants (referred to as system-wide sales) in one period from the same period in the prior year. Comparable sales refers to the percentage change in restaurant sales in one period from the same prior year period for restaurants that have been open for 13 months or longer for TH, BK and FHS and 17 months or longer for PLK. Additionally, if a restaurant is closed for a significant portion of a month, the restaurant is excluded from the monthly comparable sales calculation. System-wide sales growth and comparable sales are measured on a constant currency basis, which means that results exclude the effect of foreign currency translation ("FX Impact") and are calculated by translating prior year results at current year monthly average exchange rates. We analyze key operating metrics on a constant currency basis as this helps identify underlying business trends, without distortion from the effects of currency movements.

System-wide sales represent sales at all franchise restaurants and company-owned restaurants. We do not record franchise sales as revenues; however, our royalty revenues and advertising fund contributions are calculated based on a percentage of franchise sales.

Net restaurant growth refers to the net increase in restaurant count (openings, net of permanent closures) over a trailing twelve month period, divided by the restaurant count at the beginning of the trailing twelve month period.

These metrics are important indicators of the overall direction of our business, including trends in sales and the effectiveness of each brand’s marketing, operations and growth initiatives.

	Three Months Ended December 31,		Twelve Months Ended December 31,
KPIs by Market	2021	2020	2021	2020
	(unaudited)		(unaudited)
System-wide Sales Growth
TH - Canada	12.4%	(14.3)%	10.5%	(18.5)%
TH - Rest of World	23.7%	(3.8)%	25.7%	(10.7)%
TH - Global	14.0%	(12.9)%	12.5%	(17.5)%

BK - US	1.1%	(3.0)%	3.9%	(5.4)%
BK - Rest of World	27.8%	(12.1)%	26.8%	(15.8)%
BK - Global	15.4%	(8.1)%	15.9%	(11.1)%

PLK - US	4.3%	(2.0)%	4.1%	20.3%
PLK - Rest of World	27.2%	7.4%	33.3%	(0.5)%
PLK - Global	7.2%	(0.9)%	7.3%	17.7%

FHS - US (a)	17.7%	9.4%	24.3%	0.8%
FHS - Rest of World (a)	26.9%	56.1%	46.7%	37.8%
FHS - Global (a)	18.1%	10.8%	25.1%	1.8%

System-wide Sales (in US$ millions)
TH - Canada	$1,471	$1,264	$5,556	$4,720
TH - Rest of World	$265	$214	$970	$768
TH - Global	$1,736	$1,478	$6,526	$5,488

BK - US	$2,516	$2,489	$10,033	$9,657
BK - Rest of World	$3,666	$2,939	$13,417	$10,381
BK - Global	$6,182	$5,428	$23,450	$20,038

PLK - US	$1,190	$1,141	$4,775	$4,587
PLK - Rest of World	$207	$166	$744	$556
PLK - Global	$1,397	$1,307	$5,519	$5,143

FHS - US (a)	$260	$221	$1,044	$840
FHS - Rest of World (a)	$13	$10	$47	$32
FHS - Global (a)	$273	$231	$1,091	$872

Comparable Sales
TH - Canada	11.3%	(11.9)%	10.8%	(16.5)%
TH - Rest of World	4.4%	(5.4)%	9.5%	(9.9)%
TH - Global	10.3%	(11.0)%	10.6%	(15.7)%

BK - US	1.8%	(2.9)%	4.7%	(5.6)%
BK - Rest of World	19.4%	(11.9)%	13.6%	(10.1)%
BK - Global	11.3%	(7.9)%	9.3%	(7.9)%

PLK - US	(1.8)%	(6.4)%	(2.0)%	15.7%
PLK - Rest of World	10.1%	(1.1)%	13.5%	(2.0)%
PLK - Global	(0.4)%	(5.8)%	(0.4)%	13.8%

FHS - US (a)	15.2%	8.2%	21.0%	(0.4)%
FHS - Rest of World (a)	2.5%	17.5%	15.8%	5.1%
FHS - Global (a)	14.7%	8.5%	20.9%	(0.2)%

	As of December 31,
KPIs by Market	2021	2020
	(unaudited)
Net Restaurant Growth
TH - Canada	0.3%	(1.9)%
TH - Rest of World	32.5%	10.3%
TH - Global	6.9%	0.3%

BK - US	0.3%	(3.6)%
BK - Rest of World	5.2%	0.5%
BK - Global	3.3%	(1.1)%

PLK - US	5.6%	5.3%
PLK - Rest of World	12.8%	0.4%
PLK - Global	7.4%	4.1%

FHS - US (a)	1.0%	(0.2)%
FHS - Rest of World (a)	19.5%	32.3%
FHS - Global (a)	1.6%	0.7%

Restaurant Count
TH - Canada	3,949	3,936
TH - Rest of World	1,342	1,013
TH - Global	5,291	4,949

BK - US	7,105	7,081
BK - Rest of World	12,142	11,544
BK - Global	19,247	18,625

PLK - US	2,754	2,608
PLK - Rest of World	951	843
PLK - Global	3,705	3,451

FHS - US (a)	1,164	1,153
FHS - Rest of World (a)	49	41
FHS - Global (a)	1,213	1,194

(a) Firehouse Subs figures are shown for informational purposes only, consistent with its fiscal calendar.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Supplemental Disclosure
(Unaudited)

General and Administrative Expenses

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions)	2021	2020	2021	2020
Segment G&A TH(1)	$33	$28	$110	$93
Segment G&A BK(1)	57	42	185	146
Segment G&A PLK(1)	14	14	56	49
Segment G&A FHS(1)(2)	1	—	1	—
Share-based compensation and non-cash incentive compensation expense	31	21	102	84
Depreciation and amortization(3)	5	5	20	19
FHS Transaction costs	18	—	18	—
Corporate restructuring and tax advisory fees	8	5	16	16
General and administrative expenses	$167	$115	$508	$407

(1)Segment G&A includes segment general and administrative expenses and excludes share-based compensation and non-cash incentive compensation expense, depreciation and amortization, FHS Transaction costs and corporate restructuring and tax advisory fees.
(2)Segment G&A FHS includes the period from the acquisition date of December 15, 2021 through December 26, 2021, the fiscal year end for FHS.
(3)Segment depreciation and amortization reflects depreciation and amortization included in the respective segment cost of sales, franchise and property expenses and advertising expenses. Depreciation and amortization included in general and administrative expenses reflects all other depreciation and amortization.

Other Operating Expenses (Income), net

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions)	2021	2020	2021	2020
Net losses (gains) on disposal of assets, restaurant closures, and refranchisings(4)	$1	$4	$2	$6
Litigation settlements and reserves, net(5)	74	2	81	7
Net losses (gains) on foreign exchange(6)	(18)	46	(76)	100
Other, net	—	(6)	—	(8)
Other operating expenses (income), net	$57	$46	$7	$105

(4)Net losses (gains) on disposal of assets, restaurant closures, and refranchisings represent sales of properties and other costs related to restaurant closures and refranchisings. Gains and losses recognized in the current period may reflect certain costs related to closures and refranchisings that occurred in previous periods.
(5)In early 2022, we entered into negotiations to resolve business disputes that arose during 2021 with counterparties to the master franchise agreements for Burger King and Popeyes in China. Based on these discussions, we expect to agree to pay approximately $100 million in 2022, $72 million of which was recorded as Litigation settlements and reserves, net for 2021. The majority of this amount relates to Popeyes and is expected to resolve our disputes and allow us to move forward in the market with a new master franchisee. Additionally, this agreement will provide for us and our partner to make equity contributions to the Burger King business in China. We believe the agreement will position both the Popeyes and Burger King brands to accelerate growth in China in the upcoming years.
(6)Net losses (gains) on foreign exchange are primarily related to revaluation of foreign denominated assets and liabilities.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), and discuss the reasons why we believe this information is useful to management and may be useful to investors. These measures do not have standardized meanings under GAAP and may differ from similarly captioned measures of other companies in our industry.

Non-GAAP Measures

To supplement our condensed consolidated financial statements presented on a GAAP basis, RBI reports the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share (“Adjusted Diluted EPS”), Organic revenue growth, Organic Adjusted EBITDA growth, Free Cash Flow, LTM Free Cash Flow and Net Leverage. We believe that these non-GAAP measures are useful to investors in assessing our operating performance or liquidity, as it provides them with the same tools that management uses to evaluate our performance or liquidity and is responsive to questions we receive from both investors and analysts. By disclosing these non-GAAP measures, we intend to provide investors with a consistent comparison of our operating results and trends for the periods presented.

EBITDA is defined as earnings (net income or loss) before interest expense, net, (gain) loss on early extinguishment of debt, income tax (benefit) expense, and depreciation and amortization and is used by management to measure operating performance of the business. Adjusted EBITDA is defined as EBITDA excluding (i) the non-cash impact of share-based compensation and non-cash incentive compensation expense, (ii) (income) loss from equity method investments, net of cash distributions received from equity method investments, (iii) other operating expenses (income), net, and (iv) income or expense from non-recurring projects and non-operating activities. For the periods referenced, this included non-recurring fees and expenses incurred in connection with the Firehouse Subs acquisition consisting of professional fees and compensation related expenses as well as costs from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements, including services related to significant tax reform legislation, regulations and related restructuring initiatives. Management believes that these types of expenses are either not related to our underlying profitability drivers or not likely to re-occur in the foreseeable future and the varied timing, size and nature of these projects may cause volatility in our results unrelated to the performance of our core business that does not reflect trends of our core operations. Adjusted EBITDA is used by management to measure operating performance of the business, excluding these non-cash and other specifically identified items that management believes are not relevant to management’s assessment of our operating performance. Adjusted EBITDA, as defined above, also represents our measure of segment income for each of our four operating segments.

Adjusted Net Income is defined as net income excluding (i) franchise agreement amortization as a result of acquisition accounting, (ii) amortization of deferred financing costs and debt issuance discount, (iii) loss on early extinguishment of debt and interest expense, which represents non-cash interest expense related to losses reclassified from accumulated comprehensive income (loss) into interest expense in connection with interest rate swaps de-designated in May 2015, November 2019 and September 2021, (iv) (income) loss from equity method investments, net of cash distributions received from equity method investments, (v) other operating expenses (income), net, and (vi) income or expense from non-recurring projects and non-operating activities (as described above).

Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the weighted average diluted shares outstanding of RBI during the reporting period. Adjusted Net Income and Adjusted Diluted EPS are used by management to evaluate the operating performance of the business, excluding certain non-cash and other specifically identified items that management believes are not relevant to management’s assessment of operating performance or the performance of an acquired business.

Net Leverage is defined as net debt (total debt less cash and cash equivalents) divided by Adjusted EBITDA. Net Leverage is a performance measure that we believe provides investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents that eventually could be used to repay outstanding debt.

Revenue growth and Adjusted EBITDA growth, on an organic basis, are non-GAAP measures that exclude the impact of FX movements and also exclude the results of Firehouse Subs for the first four full fiscal quarters following the acquisition. Management believes that organic growth is an important metric for measuring the operating performance of our business as it helps identify underlying business trends, without distortion from the effects of FX movements and the Firehouse Subs acquisition. We calculate the impact of FX movements by translating prior year results at current year monthly average exchange rates.

Free Cash Flow is the total of Net cash provided by operating activities minus Payments for property and equipment. Free Cash Flow is a liquidity measure used by management as one factor in determining the amount of cash that is available for working capital needs or other uses of cash, however, it does not represent residual cash flows available for discretionary expenditures.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Organic Growth in Revenue and Adjusted EBITDA
Three and Twelve Months Ended December 31, 2021
(Unaudited)

						Impact of FX
	Actual		Q4 '21 vs. Q4 '20		FHS Impact	Movements	Organic Growth
(in US$ millions)	Q4 '21	Q4 '20	$	%	$	$	$	%
Revenue
TH	$916	$782	$134	17.2%	$—	$24	$110	13.8%
BK	$480	$434	$46	10.6%	$—	$(3)	$49	11.5%
PLK	$145	$142	$3	1.7%	$—	$—	$3	1.8%
FHS	$5	$—	$5	NM	$5	$—	$—	—%
Total Revenues	$1,546	$1,358	$188	13.8%	$5	$21	$162	11.8%
Adjusted EBITDA
TH	$259	$229	$30	13.3%	$—	$8	$22	9.7%
BK	$266	$218	$48	22.5%	$—	$(3)	$51	24.1%
PLK	$57	$54	$3	4.8%	$—	$—	$3	5.1%
FHS	$2	$—	$2	NM	$2	$—	$—	—%
Adjusted EBITDA	$584	$501	$83	16.6%	$2	$5	$76	15.3%

Note: Percentage changes may not recalculate due to rounding.
NM - not meaningful

						Impact of FX
	Actual		2021 vs. 2020		FHS Impact	Movements	Organic Growth
(in US$ millions)	2021	2020	$	%	$	$	$	%
Revenue
TH	$3,342	$2,810	$532	18.9%	$—	$163	$369	12.4%
BK	$1,813	$1,602	$211	13.2%	$—	$13	$198	12.2%
PLK	$579	$556	$23	4.2%	$—	$—	$23	4.1%
FHS	$5	$—	$5	NM	$5	$—	$—	—%
Total Revenues	$5,739	$4,968	$771	15.5%	$5	$176	$590	11.5%
Adjusted EBITDA
TH	$997	$823	$174	21.1%	$—	$47	$127	14.6%
BK	$1,021	$823	$198	24.1%	$—	$8	$190	22.9%
PLK	$228	$218	$10	4.4%	$—	$—	$10	4.3%
FHS	$2	$—	$2	NM	$2	$—	$—	—%
Adjusted EBITDA	$2,248	$1,864	$384	20.6%	$2	$55	$327	17.1%

Note: Percentage changes may not recalculate due to rounding.
NM - not meaningful

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions)	2021	2020	2021	2020
Segment income:
TH	$259	$229	$997	$823
BK	266	218	1,021	823
PLK	57	54	228	218
FHS	2	—	2	—
Adjusted EBITDA	584	501	2,248	1,864
Share-based compensation and non-cash incentive compensation expense(1)	31	21	102	84
FHS Transaction costs(2)	18	—	18	—
Corporate restructuring and tax advisory fees(3)	8	5	16	16
Impact of equity method investments(4)	3	6	25	48
Other operating expenses (income), net	57	46	7	105
EBITDA	467	423	2,080	1,611
Depreciation and amortization	51	50	201	189
Income from operations	416	373	1,879	1,422
Interest expense, net	127	132	505	508
Loss on early extinguishment of debt	—	98	11	98
Income tax expense(5)	27	4	110	66
Net income	$262	$139	$1,253	$750

Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions, except per share data)	2021	2020	2021	2020
Net income	$262	$139	$1,253	$750
Income tax expense(5)	27	4	110	66
Income before income taxes	289	143	1,363	816
Adjustments:
Franchise agreement amortization	8	8	32	33
Amortization of deferred financing costs and debt issuance discount	7	7	27	26
Interest expense and loss on extinguished debt(6)	20	106	59	129
FHS Transaction costs(2)	18	—	18	—
Corporate restructuring and tax advisory fees(3)	8	5	16	16
Impact of equity method investments(4)	3	6	25	48
Other operating expenses (income), net	57	46	7	105
Total adjustments	121	178	184	357
Adjusted income before income taxes	410	321	1,547	1,173
Adjusted income tax expense(5)(7)	70	74	239	225
Adjusted net income	$340	$247	$1,308	$948
Adjusted diluted earnings per share	$0.74	$0.53	$2.82	$2.03
Weighted average diluted shares outstanding (in millions)	462	464	464	468

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Reconciliation of Net Leverage and Free Cash Flow
(Unaudited)

	As of December 31,
(in US$ millions, except ratio)	2021	2020
Long-term debt, net of current portion	$12,916	$12,397
Finance leases, net of current portion	333	315
Current portion of long-term debt and finance leases	96	111
Unamortized deferred financing costs and deferred issue discount	138	155
Total debt	$13,483	$12,978

Cash and cash equivalents	$1,087	$1,560
Net debt	12,396	11,418
Adjusted EBITDA	2,248	1,864
Net leverage	5.5x	6.1x

	Twelve Months Ended December 31,
(in US$ millions)	2021	2020
Net cash provided by operating activities	$1,726	$921
Payments for property and equipment	(106)	(117)
Free cash flow	$1,620	$804

	Twelve Months Ended December 31,	Nine Months Ended September 30,	Three Months Ended December 31,
(in US$ millions)	2021	2021	2021
Calculation:	A	B	A - B
Net cash provided by operating activities	$1,726	$1,255	$471
Payments for property and equipment	(106)	(70)	(36)
Free cash flow	$1,620	$1,185	$435

Non-GAAP Financial Measures
Footnotes to Reconciliation Tables

(1)Represents share-based compensation expense associated with equity awards for the periods indicated; also includes the portion of annual non-cash incentive compensation expense that eligible employees elected to receive or are expected to elect to receive as common equity in lieu of their 2020 and 2021 cash bonus, respectively.

(2)In connection with the acquisition of Firehouse Subs, we incurred certain non-recurring general and administrative expenses during the three and twelve months ended December 31, 2021, respectively, primarily consisting of professional fees and compensation related expenses.

(3)Costs arising primarily from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements, including services related to significant tax reform legislation, regulations and related restructuring initiatives.

(4)Represents (i) (income) loss from equity method investments and (ii) cash distributions received from our equity method investments. Cash distributions received from our equity method investments are included in segment income.

(5)The effective tax rate for the three and twelve months ended December 31, 2021 included a net decrease in tax reserves of $13 million and $101 million, respectively, related primarily to expiring statute of limitations for certain prior tax years which decreased the effective tax rate by 4.6% and 7.4%, respectively. The impact of the net reserves release increased the adjusted income tax expense by $8 million, and our adjusted effective tax rate by 1.9%, for the three months ended December 31, 2021. The impact of the net reserves release decreased the adjusted income tax expense by $15 million, and our adjusted effective tax rate by 0.9%, for the twelve months ended December 31, 2021. The effective tax rate for the twelve months ended December 31, 2020 reflects a $105 million increase in deferred tax assets, consisting of $64 million related to the analysis of final guidance related to the Tax Act received during 2020 and $41 million due to Swiss tax reform transition relief. This increase in deferred tax assets reduced the effective tax rate by 12.9% during 2020. Adjusted income tax expense excludes the impact of these adjustments.

(6)Represents loss on early extinguishment of debt and interest expense. Interest expense included in this amount represents non-cash interest expense related to losses reclassified from accumulated comprehensive income (loss) into interest expense in connection with interest rate swaps de-designated in May 2015, November 2019 and September 2021.

(7)Adjusted income tax expense includes the tax impact of the non-GAAP adjustments and is calculated using our statutory tax rate in the jurisdiction in which the costs were incurred. For the twelve months ended December 31, 2021, Adjusted income tax expense has been adjusted to remove the net tax benefits associated with the release of tax reserves related to certain prior corporate restructurings that when previously incurred were excluded from adjusted income tax expense as non-cash adjustments that did not impact our core operational results. Subsequent interest accrued on such reserves was treated as impacting core operational results and included in adjusted income tax expense, accordingly, the reversal of such interest is included in adjusted income tax expense. The Company views interest on tax reserves as a normal course of business expense regardless of the origin of the underlying tax reserve.